Exhibit 99.1

FTI Consulting, Inc.

500 East Pratt Street

Suite 1400

Baltimore, Maryland 21202

(410) 951-4800

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(410) 951-4800	Media: Evan Goetz, Melissa Merrill
(212) 850-5600

FOR IMMEDIATE RELEASE

3 3/4% SENIOR SUBORDINATED CONVERTIBLE NOTES OF FTI CONSULTING, INC. ARE CONVERTIBLE EFFECTIVE OCTOBER 15, 2007

BALTIMORE, MD, October 15, 2007 — FTI Consulting (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, has announced that the Company’s $150 million aggregate principal amount of 3 3/4% Senior Subordinated Convertible Notes due July 15, 2012 (the “Notes”), are convertible at the option of the holders effective today through and including January 15, 2008 as provided in the indenture governing the Notes (the “Indenture”).

The Notes became convertible as a result of the closing price of the Company’s common stock exceeding the conversion threshold price of $37.50 per share (120% of the applicable conversion price of $31.25 per share) for at least 20 trading days in the 30 consecutive trading days ended October 15, 2007.

Upon surrendering any Note for conversion in accordance with the Indenture, the holder of such Note shall receive cash in the amount of the lesser of (i) the $1,000 principal amount of such Note or (ii) the “conversion value” of the Note, as defined in the Indenture. The Company retains its option to satisfy any conversion value in excess of each $1,000 principal amount of the Notes with shares of its common stock, cash, or a combination of such shares and cash.

Holders of the Notes may obtain information on how to convert their Notes by contacting the Conversion Agent at: Wilmington Trust Company, 1100 North Market Street, Wilmington, DE 19890-1615, telephone no.: (302) 636-6056, Attn: Corporate Capital Markets.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 2,200 professionals located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve uncertainties and risks including statements related our future financial results. There can be no assurance that actual results will not differ from the company’s expectations. The Company has experienced fluctuating revenue, operating income and cash flow in some prior periods and expects this will occur from time to time in the future. As a result of these possible fluctuations, the Company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include the pace and timing of the consummation and integration of past and future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.